Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (333-84817, 333-114025 and 333-163102) and Form S-3/A (333-177434) of Central Federal Corporation (formerly Grand Central Financial Corp) of our report dated March 31, 2014, related to the consolidated balance sheet of Central Federal Corporation as of December 31, 2013 and the consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the each of the two years in the period ended December 31, 2013 included in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Cleveland, Ohio

March 27, 2015